                                                                 EXHIBIT 10.2(b)




                              MANAGEMENT AGREEMENT

         This MANAGEMENT AGREEMENT (this "Agreement") is made and entered into as of April 1, 2001, by and between CENTEX HOMES, a Nevada general partnership ("Centex Homes"), and CENTEX DEVELOPMENT COMPANY, L.P., a Delaware limited partnership ("Manager").

                                    RECITALS

         A. Centex-Vista Properties, a division of Centex Homes, and various constituent entities, related companies, and subsidiaries of Centex Homes (the division and such entities, companies, and subsidiaries being individually or collectively referred to as "Centex-Vista", as the context so requires) own various parcels of real property in several states throughout the United States.

         B. Manager was formed for the purpose of engaging in commercial and residential real estate development and related activities.

         C. Centex Homes desires to engage the services of Manager to operate, manage, develop, and sell Centex-Vista's real estate and for certain other purposes, and Manager desires to accept such engagement, upon the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Centex Homes and Manager do hereby agree as follows:

         1. Term of Agreement. The initial term of this Agreement shall extend from the date hereof to the close of business on March 31, 2002, provided that this Agreement shall continue thereafter for successive one-year terms unless and until terminated in accordance with Section 15 hereof.

         2. Management Services. Unless Centex Homes shall instruct it otherwise, Manager shall perform the services hereinafter described in this
Section 2 with respect to all real estate and improvements thereon now or hereafter owned or controlled by Centex Homes (the "Properties").

                  (a) Development of the Properties.

                           (i) Enhancement of Value of the Properties. Manager
                  shall use reasonable efforts to protect and enhance the value of the Properties. Such efforts shall include, but not be limited to, efforts to obtain the release of any encumbrances on the Properties at the expense of Centex Homes, to ensure that all utilities are available to the Properties (including making arrangements for the granting of all necessary easements), to obtain favorable changes in zoning and land use regulations and, if appropriate, to cause the Properties to be properly platted in the records of appropriate governmental authorities and to obtain map approval from such authorities.

                           (ii) Development. In the event that Centex Homes
                  shall determine to develop one or more of the Properties in any respect, Manager shall perform such services and take such actions as may be necessary or proper for the efficient development of the Properties as contemplated by Centex Homes, including but not limited to the hiring, discharge and supervision, in the name of Centex Homes, of independent contractors and consultants and the purchase of all materials, equipment,


MANAGEMENT AGREEMENT   -   Page 1
                  tools, appliances, supplies and services necessary for such development, subject to such guidelines and limitations as may be established by Centex Homes. Manager shall perform such additional services and take such additional actions in connection with the development of the Properties as Centex Homes may from time to time direct.

                           (iii) Sales and Dispositions. In the event that
                  Centex Homes shall determine to sell or otherwise dispose of one or more of the Properties, Manager shall perform such services and take such actions as may be necessary or proper for the efficient sale or disposition of the Properties as contemplated by Centex Homes, subject to such guidelines and limitations as may be established by Centex Homes. Manager shall perform such additional services and take such additional actions in connection with the sale or disposition of the Properties as Centex Homes may from time to time direct.

                  (b) General.

                           (i) Bookkeeping and Accounting. Manager shall keep
                  books, accounts and records that reflect accurately and in reasonable detail all revenues received and all expenditures incurred in connection with the operation, management, development and sale of the Properties and shall provide any additional accounting and clerical services that Centex Homes may deem necessary or desirable for the efficient operation, management, development and sale of the Properties. The books, accounts and records shall be maintained at the principal place of business of Manager. Manager shall, during regular business hours, make such books, accounts and records available to Centex Homes or the representatives of Centex Homes for examination. Manager shall furnish such additional information as may be reasonably requested by Centex Homes from time to time with respect to the financial, physical or operational condition of the Properties.

                           (ii) Employment. Manager shall hire, discharge and
                  supervise the work of all management, clerical, operating and other employees necessary for the efficient operation, management, development and sale of the Properties and for the performance of any additional duties and obligations that Manager may be required to perform under this Agreement. All such employees shall be employees of Manager, subject to its sole discretion and control, and Manager shall pay the salaries of all such employees out of its own funds. It shall be the duty and responsibility of Manager to prepare and file all forms for withholding taxes, unemployment insurance, workers' compensation and social security taxes and all other forms required by federal, state or municipal authorities in connection with its employees employed in the operation, management, development and sale of the Properties.

                           (iii) Taxes. Manager shall pay out of funds held in
                  the Account (as defined in Section 10) all real property and other taxes levied and assessed against the Properties and prepare and file all necessary returns and statements in connection therewith. Any fees or penalties assessed against the Properties or against the owner of the Properties because of Manager's failure to timely pay any taxes shall be borne by Centex Homes and paid by Manager out of the funds held in the Account, unless such failure by Manager constitutes gross negligence or willful or wanton misconduct, in which event Manager shall pay such fees or penalties out of its own funds.

                           (iv) Permits and Statutory Compliance. Manager shall
                  operate, manage, develop, and sell the Properties in full compliance with all applicable laws and regulations of federal, state, county and municipal authorities and shall obtain and


MANAGEMENT AGREEMENT   -   Page 2
                  maintain, in the name of each Property owner, all permits and licenses required in connection with the operation, management, development, and sale of the Properties. Manager shall take such actions as may be necessary to comply promptly with any and all governmental orders or other requirements affecting the Properties, whether imposed by federal, state, county or municipal authority; provided, however, that Manager shall take no such actions so long as Centex Homes is contesting, or has expressed its intention to contest, any such order or requirement. Manager shall promptly notify Centex Homes in writing of all notices it receives regarding such orders or requirements.

                           (v) Maintenance. Manager shall maintain and repair
                  the Properties in accordance with sound management practices and local codes. Manager is authorized to purchase all materials, equipment, tools, appliances, supplies and services necessary to the proper physical maintenance and repair of the Properties.

                           (vi) Collection of Income: Legal Actions. Manager
                  shall use its best efforts to collect all income produced by the Properties or the operation thereof when such income becomes due. It is understood, however, that Manager does not guarantee the collection of such income. Manager shall, in the name and at the expense of the Property owner, execute and serve such notices and demands as Manager may deem necessary or proper, and institute, prosecute, settle or compromise any legal actions that may be necessary, to enforce the collection of such income. Manager shall, in the name and at the expense of the Property owner, institute, prosecute, settle or compromise any other legal actions and make use of any methods of legal process that may be necessary in connection with the operation, management, development or sale of the Properties, including any legal action necessary to recover possession of any part of the Properties and protect the rights and interest of Centex Homes in the Properties. Manager shall promptly inform Centex Homes of any such legal action or use of legal process, and of any claim asserted by any party affecting the rights and interest of Centex Homes in the Properties. Notwithstanding the foregoing provisions of this subsection
                  (b)(vi), Manager shall not settle or compromise any legal action or controversy, or make any adjustment of any matters involved therein, without the prior written consent of Centex Homes, unless such settlement, compromise or adjustment involves an amount not exceeding $100,000.

                           (vii) Additional Duties. In addition to the
                  foregoing, Manager shall perform all services that are necessary or proper for the efficient operation and management of the Properties, and shall report to Centex Homes promptly any conditions concerning the Properties that, in the opinion of Manager, require the attention of Centex Homes.

         3. Additional Services. Manager shall provide such additional tax, accounting, bookkeeping, clerical, financial reporting, legal and similar services to Centex Homes (whether or not in connection with the operation, management, development, or sale of the Properties) as may from time to time be requested by Centex Homes.

         4. Authority of Manager to Act on General Instructions. The authority granted to Manager by Centex Homes pursuant to this Agreement, shall be deemed to include the authority to take, without further authorization from Centex Homes, such specific actions as may be reasonably necessary or appropriate in connection with the performance by Manager of its duties and obligations under this Agreement and the carrying out of the instructions given to it by Centex Homes in accordance with this Agreement, notwithstanding the fact that such actions may not have been specifically authorized by the provisions of this Agreement or by Centex Homes.


MANAGEMENT AGREEMENT   -   Page 3

         5. Division Officers. Centex Homes has appointed and agrees to retain during the term of this Agreement a reasonable number of Manager's employees to serve as officers of the Property owners to enable Manager to fulfill its obligations under this Agreement.

         6. Use of Affiliates. Manager shall have the right to hire any affiliate of Manager to perform any services in connection with the operation, management, development or sale of the Properties, provided, however, that the fees paid to any affiliate of Manager for such services shall be competitive with fees charged by nonaffiliate entities providing the same or similar services in the area.

         7. Liability of Manager. Manager shall not be liable, responsible or accountable in damages or otherwise to Centex Homes for any act performed by Manager on behalf of Centex Homes and in a manner reasonably believed by Manager to be within the scope of the authority granted to it by this Agreement and in the best interests of Centex Homes, provided that Manager was not guilty of gross negligence or willful or wanton misconduct with respect to such act.

         8. Indemnification. Centex Homes shall indemnify, save harmless and defend Manager and each of Manager's shareholders, directors, officers, employees, agents, attorneys, insurers and any affiliate of Manager hired or authorized by Manager pursuant to the terms of this Agreement to perform any services in connection with the operation, management, development or sale of the Properties (individually, an "Indemnitee") against any and all losses, damages, liabilities, judgments, fines, penalties, amounts paid in settlement and expenses (including reasonable attorneys' fees), including losses, damages, liabilities, judgments, fines, penalties, amounts paid in settlement and expenses (including reasonable attorneys' fees) incurred as the result of the negligence of any Indemnitee, arising out of or in connection with anything done or omitted by such Indemnitee in connection with the performance by Manager of its duties and obligations under this Agreement, provided that such Indemnitee's conduct did not constitute gross negligence or willful or wanton misconduct. Any indemnification hereunder shall be made only out of the assets of Centex Homes. To the extent that the funds held in the Account are adequate therefor, any payments that Centex Homes is required to make under this Section 8 may, at the direction of Centex Homes, be made out of such funds by Manager on behalf of Centex Homes. In no event may any Indemnitee subject the limited partners, members, or shareholders of Centex Homes to personal liability by reason of the indemnification provisions of this Section 8. The terms of this Section 8 shall survive, and remain in effect following, the termination of this Agreement.

         9. Working Capital. Centex Homes at all times shall provide Manager with working capital, whether by way of cash or through bank credit, sufficient to constitute normal working capital for the uninterrupted and efficient operation, management and development of the Properties and the performance of any additional duties and obligations that Manager may be required to perform under this agreement.

         10. Bank Account: Payment of Costs and Expenses.

                  (a) All monies received by Manager for or on behalf of Centex Homes shall be deposited in a special account (the "Account") to be maintained by Manager in such bank or other financial institution as Manager shall determine. All funds received by Manager from Centex Homes pursuant to Section 9 hereof shall be deposited into the Account. Funds held by Manager for Centex Homes' account shall in no event be commingled with Manager's own funds or with funds held by Manager for the account of any other party, and all funds held by Manager for Centex Homes' account shall be trust funds in the hands of Manager. Manager shall make available to Centex Homes upon its request all records relating to the Account in the possession of Manager.


MANAGEMENT AGREEMENT   -   Page 4

                  (b) All reasonable costs and expenses incurred by Manager in connection with the performance of its duties and obligations under this Agreement shall be borne exclusively by Centex Homes and shall be paid by Manager out of the funds held in the Account. If Manager reasonably determines that the funds held in the Account are inadequate for the efficient performance of its duties and obligations under this Agreement, it shall so inform Centex Homes and Centex Homes shall provide promptly such additional funds as may be necessary for such purpose. Manager shall submit invoices to Centex Homes on a monthly basis setting forth in reasonable detail the costs and expenses, including the fees and charges of independent contractors or consultants.

                  (c) Manager shall remit to Centex Homes, on or before the 10th day of each month, all funds held in the Account and not applied to the payment of costs and expenses as provided in this Agreement, provided, however, that Manager shall retain in the Account such reserves as it may deem necessary or appropriate for working capital and the payment of taxes, assessments, debt service, insurance premiums, repairs, refundable deposits and other contingencies. If Centex Homes determines and informs Manager at any time that the funds held in the Account are excessive, after taking into account such reserves as Manager shall have determined to retain in the Account pursuant to the immediately preceding sentence, Manager shall deliver promptly such excess funds to Centex Homes.

         11. Reimbursement of Manager. Manager shall in no event be required to advance any of its own funds for the payment of the costs and expenses that it is authorized by Section 10 hereof to pay out of the funds held in the Account. If, however, Manager shall at any time advance any of its own funds in payment of such costs and expenses (which Manager shall have the right but not the obligation to do), Manager may submit an invoice to Centex Homes for the amount of such advance (which invoice shall describe in reasonable detail the costs and expenses so paid by Manager and shall be accompanied by the receipt(s) for such payment), and Centex Homes shall pay such amount to Manager within ten (10) days after its receipt of such invoice and accompanying receipts. If Centex Homes fails to make such payment within such ten (10)-day period, the amount so owing by Centex Homes to Manager shall bear interest from and after the day on which Manager paid such costs and expenses on behalf of Centex Homes until such amount has been paid in full at a rate equal to the lesser of the prime rate announced or published by Bank of America, N.A. (or its successor) from time to time or the maximum rate of interest permitted under applicable law.

         12. Insurance.

                  (a) Manager may (but shall not be obligated to) maintain, at the expense of Centex Homes, a program of insurance approved by Centex Homes, which program may include, without limitation, such insurance as Manager shall deem prudent to protect against liability of Manager that may be occasioned by its activities under this Agreement. Manager shall not make any material change in such program of insurance without the prior written consent of Centex Homes (which consent shall not be unreasonably withheld or delayed), unless such change does not result in an increase in the potential liability of Centex Homes in any respect.

                  (b) Unless otherwise specifically authorized by Centex Homes, Manager shall obtain the insurance authorized by this Section 12 from the insurance carriers that currently provide similar types of insurance coverage to Centex Corporation and its subsidiary companies, and, to the extent practicable, Manager shall, in lieu of obtaining separate insurance coverage, be added as an insured under the policies constituting the program of insurance maintained by Centex Homes (which program, as in effect on the date hereof, is hereby approved by Centex Homes for purposes of this Section 12), whether such policies were obtained directly by Centex Homes or


MANAGEMENT AGREEMENT   -   Page 5
         through Centex Corporation or its subsidiaries. Manager shall provide to Centex Homes, promptly after obtaining any insurance policy pursuant to this Section 12 (other than a policy under which Centex Homes is also an insured), a description, in reasonable detail, of the terms and provisions of such policy.

                  (c) Manager shall give written notice to Centex Homes of the expiration or anticipated termination of any insurance policy maintained by Manager in connection with its performance of this Agreement at least fifteen (15) days before such expiration or anticipated termination. Manager shall not be liable to Centex Homes or its general partner or to any other person for damages, including consequential damages, for its failure to obtain or maintain adequate insurance coverage.

         13. Compensation. It is understood that all actions taken by Manager pursuant to the provisions of this Agreement shall be on behalf and for the sole benefit of Centex Homes and that Manager shall not be entitled to any compensation for such actions except as expressly provided in this Agreement. Notwithstanding the foregoing, Centex Homes shall negotiate with Manager from time to time in good faith regarding the payment by Centex Homes to Manager of, and shall pay to Manager, reasonable additional compensation for the efforts taken by Manager pursuant to this Agreement and for the reimbursement of an appropriate portion of Manager's corporate overhead expenses. To the extent that the funds held in the Account (excluding the amount of the reserves required to be maintained therein and after the payment of all costs and expenses required to be paid therefrom) are adequate therefor, Manager may withhold all or a portion of such fee from the amount remitted each quarter by Manager to Centex Homes pursuant to Section 10 hereof. Manager shall indicate clearly any amounts so withheld on the quarterly invoices that it is required by Section 10 hereof to deliver to Centex Homes. Centex Homes shall deduct the amount so withheld from the fee payable to Manager under this Section 13.

         14. Assignment and Delegation. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party hereto. Any consent granted by either party to an assignment by the other party shall not be deemed a consent to any subsequent assignment. Notwithstanding the foregoing, Manager may, without the consent of Centex Homes, assign and delegate the performance of and the responsibility for any duties and obligations of Manager hereunder to any corporation, firm, joint venture or partnership fifty percent (50%) or more of whose voting stock (or its equivalent) is owned directly or indirectly by, or which is otherwise controlled by, Centex Corporation. Upon execution of any such assignment and delegation, notice thereof in the form of an executed copy of the document or instrument effecting such assignment and delegation shall be delivered promptly by Manager to Centex Homes and Manager shall be released from any further obligation or responsibility under this Agreement for the performance of the duties and obligations so assigned and delegated.

         15. Termination. This Agreement may be terminated by any of the following methods:

                  (a) This Agreement may be terminated by written notice from either party to the other prior to March 1 of any year. Any such termination will be effective on the following March 31.

                  (b) This Agreement may be terminated at any time by written agreement of the parties hereto.

                  (c) If Centex Homes breaches any of the terms of this Agreement, or if Manager breaches any of the terms of this Agreement and such breach results from either the gross


MANAGEMENT AGREEMENT   -   Page 6
         negligence or willful or wanton misconduct of Manager, the other party hereto shall give the breaching party written notice of such breach. If the breaching party fails to remedy the breach within thirty (30) days after receiving such notice (or within ten (10) days in the case of a monetary breach), the other party may terminate this Agreement; provided, however, that in the case of a non-monetary breach, if at the expiration of such thirty (30) day period the breaching party is diligently using its best efforts to remedy the breach, the other party may not terminate this Agreement on account of such breach during the additional period, not to exceed sixty (60) days, in which the breaching party continues without interruption to use its best efforts to remedy the breach.

                  (d) If either party hereto shall be dissolved and its business terminated, this Agreement shall automatically terminate upon the effectiveness of such dissolution.

                  (e) This Agreement may be terminated by either party at any time after the date of "Detachment of the Warrants" pursuant to Section 8.3(b) of that certain Nominee Agreement dated November 30, 1987, as affected by that certain Supplement to Nominee Agreement dated as of July 27, 2000 (collectively, the "Nominee Agreement"), entered into by and between Centex Corporation, Manager, and certain other parties. As used in this subsection (e), capitalized terms shall have the meanings assigned to them in the Nominee Agreement.

No termination of this Agreement shall have the effect of terminating Manager's right to collect any amounts owed to it under this Agreement. Within ninety (90) days following the termination of this Agreement, Manager shall deliver to Centex Homes the originals of all books, accounts and records in its possession or under its control pertaining to the Properties. Manager may, at its expense, retain copies of any such documents.

         16. Notices. Any notice statement or demand required or permitted to be given under this Agreement shall be in writing and shall be personally delivered, sent by mail, or sent by telegram or telex, confirmed by letter, addressed to the party in the manner and at the address shown below, or at such other address as the party shall have designated in writing to the other party:

         To Centex Homes:

                  Centex Homes
                  2728 North Harwood
                  Third Floor
                  Dallas, Texas 75201
                  Attention: President, Centex-Vista Properties Division

         To Manager:

                  Centex Development Company, L.P.
                  2728 North Harwood
                  Third Floor
                  Dallas, Texas 75201
                  Attention: General Counsel



MANAGEMENT AGREEMENT   -   Page 7

         17. Nature of Relationship. The parties hereto intend that Manager's relationship to Centex Homes shall be that of an independent contractor. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Manager and Centex Homes or their successors or assigns, and neither Manager nor any officer or employee of Manager shall be considered at any time to be an employee of Centex Homes.

         18. Amendments. This Agreement cannot be amended, changed or modified except by another agreement in writing, duly signed by both parties hereto.

         19. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

         20. Headings. The section headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

         21. Governing Law. This agreement shall be construed and interpreted in accordance with the laws of the State of Texas.

         22. Severability. Any provision of this Agreement that is prohibited or unenforceable under the laws of any jurisdiction shall be ineffective in such jurisdiction to the extent necessary to render such provision valid and enforceable, and if such provision cannot be rendered valid and enforceable in such jurisdiction by limitation it shall be ineffective therein. The invalidity or unenforceability of any provision of this Agreement shall not render invalid or unenforceable any other provision of this Agreement.

         23. Previous Agreements. This Agreement supersedes and replaces any prior written agreements regarding the operation, management, development, and sale of the Properties between Centex Homes and Manager.

         24. Outside Activities. Manager is not restricted or prohibited under this Agreement from engaging in other activities or business ventures of any kind or character whatsoever. Manager and Centex Homes and their respective partners, members, shareholders, directors, officers, and employees have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description, including activities in business ventures that are in direct competition with one another.



                            [Signature Page Follows]


MANAGEMENT AGREEMENT   -   Page 8

         IN WITNESS WHEREOF, Centex Homes and Manager have duly executed this Agreement as of the day and year first set forth above.


                                     CENTEX HOMES:

                                     CENTEX HOMES,
                                     a Nevada general partnership

                                       By: Centex Real Estate Corporation,
                                           a Nevada corporation,
                                           its general partner


                                              By:
                                                  ------------------------------
                                                    Richard C. Decker, President
                                                    CREC Properties Division



                                     MANAGER:

                                     CENTEX DEVELOPMENT COMPANY, L.P.
                                     a Delaware limited partnership

                                       By:  3333 Development Corporation,
                                            a Nevada corporation
                                            its general partner


                                            By:
                                                ------------------------------

                                            Name:
                                                  ----------------------------

                                            Title:
                                                  ----------------------------



MANAGEMENT AGREEMENT   -   Page 9